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                             EXTENSION AND AMENDMENT
                                       TO
                             CONTRIBUTION AGREEMENT

     This Extension and Amendment (this "Amendment"), dated as of September 19, 2002 (the "Effective Date"), is between (1) Freeport LNG Investments, LLC, a Delaware limited liability company ("Investments"), (2) Freeport LNG-GP, Inc., a Delaware corporation (the "General Partner"), (3) Cheniere Energy, Inc., a Delaware corporation ("Cheniere"), (4) Cheniere LNG, Inc., a Delaware corporation ("Cheniere LNG") and (5) Freeport LNG Terminal, LLC, a Delaware limited liability company ("Terminal LLC" together with Cheniere and Cheniere LNG, the "Cheniere Entities"). Each of Investments, General Partner, and the Cheniere Entities is sometimes referred to herein as a "Party," and all of them together, are sometimes referred to herein as the "Parties."

                                    RECITALS

     WHEREAS, the Parties executed a Contribution Agreement, dated August 26, 2002 (the "Contribution Agreement") (capitalized terms used herein and not otherwise defined herein shall have the same meaning assigned to them in the Contribution Agreement); and

     WHEREAS, the assignment of the Lease Option from Terminal LLC to the Partnership is a condition to Closing the Contribution Agreement;

     WHEREAS, the Lease Option grants Terminal LLC an option to lease the Quintana Site;

     WHEREAS, the Parties believe it is in the best interest of the Partnership and the Parties, that instead of Terminal LLC assigning the Lease Option to the Partnership, the Partnership shall enter into a definitive lease agreement with the Brazos River Harbor Navigation District (the "District") for the Quintana Site, as well as other real property the Partnership would like to lease from the District for the Project (collectively, the "Premises");

     WHEREAS, the Parties have agreed to extend the Closing Date and otherwise amend the Contribution Agreement, so that, among other things, Investments and General Partner can attempt to negotiate a definitive lease agreement between the Partnership and the District for the Premises (the "Lease Agreement");

     WHEREAS, pursuant to Section 9.8 of the Contribution Agreement, the Contribution Agreement may be amended only by the written consent of the Parties.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    AGREEMENT

1. The following defined term shall be added to Article I of the Contribution
Agreement:

     "Material Adverse Change" means, individually or in the aggregate, a material adverse effect on or change in (i) the Contributed Assets or the condition (financial or otherwise) or prospects of the Project taken as a whole, (ii) the Laws

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     affecting LNG facilities or the natural gas industry, whether enacted, pending or threatened, (iii) the LNG or natural gas industry, (iv) the likelihood of Project Approval, or (v) the ability of the Cheniere Entities or an Affiliate thereof to perform their obligations under this Agreement or the other Related Documents to which they are a party."

2. Section 2.1(c)(i) of the Contribution Agreement is hereby deleted and replaced in its entirety by the following:

     "The Partnership shall reimburse or directly pay on behalf of the Cheniere Entities at the Closing: (A) all non-Affiliate third party accounts payable (including legal fees related to the FERC permitting) incurred by the Cheniere Entities and directly related to the Project, which accrued between June 30, 2002 through the Closing Date and (B) all payment obligations the Cheniere Entities have incurred under the ENE Agreement and Technip Agreement regardless of whether incurred prior to June 30, 2002; provided, however, that the Partnership shall only be obligated to reimburse or directly pay on behalf of the Cheniere Entities (as the case may be) those accounts payable (collectively, the "Assumed Accounts Payable") listed and described on Schedule 2.1(c)(i), which as of the Effective Date, shall include actual accounts payable from June 30, 2002 through July 31, 2002, or those actual non-Affiliate third party accounts payable that are incurred between July 1, 2002 through the Closing Date and are in accordance with the detailed budget contained in Schedule 2.1(c)(i) and that have not been paid for as a Pre-Closing Accounts Payable (as defined below);"

3. Schedule 2.1(c)(i) of the Contribution Agreement is hereby deleted and replaced in its entirety by Schedule 2.1(c)(i) attached hereto.

4. Section 2.1(c)(vi) of the Contribution Agreement is hereby deleted and replaced in its entirety by the following:

     "The Partnership shall reimburse Cheniere at Closing $89,000 for salary and other overhead expenses (the "Cheniere Payable").

5. Section 2.2(a)(ii) of the Contribution Agreement is hereby deleted and replaced in its entirety by the following:

     "On July 15, 2003 (the "Second Payment Date"), $750,000 in cash less any amounts previously paid to Cheniere by the Partnership prior to the Second Payment Date pursuant to Section 3.2(a) (the "Second Payment");"

6. Section 2.3 of the Contribution Agreement is hereby deleted and replaced in its entirety by the following:

     "2.3 Additional Contributions by Investments.

            (a) If, as of October 4, 2002, neither Investments nor General Partner have terminated this Agreement, then Investments shall pay to Cheniere (i) a maximum of $500,000 of the Assumed Accounts Payable incurred by the Cheniere Entities prior to September 30, 2002, which are listed and described on Schedule 2.3(a) attached hereto (which amounts shall be paid as follows: (A) on

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     October 4, 2002, Cheniere shall present to Investments copies of all outstanding Assumed Accounts Payable invoices and, provided that such invoices are consistent with the detailed budget contained in Schedule 2.1(c)(i), Investments shall pay an amount equal to such invoices, but in no event more than $375,000, and Cheniere shall immediately apply the funds to the applicable outstanding Assumed Accounts Payable invoices, (B) on October 4, 2002, an amount equal to $125,000, payable first to ENE in the amount negotiated between ENE, Investments and Cheniere and then the remainder to Cheniere to partially reimburse Cheniere for its September 23, 2002 Lease Option payment to the District and (C) the remainder promptly upon presentation of invoices, and Cheniere shall promptly pay such related invoices upon receipt of the funds from Investments), and (ii) the salaries and overhead expenses for the employees and independent contracts listed on
     Schedule 5.1(e) attached hereto from October 4, 2002 through the earlier to occur of the Closing Date or termination of the Contribution Agreement, which salaries and overhead shall be payable pursuant to Schedule 5.1(e) attached hereto (collectively, the "Pre-Closing Accounts Payable"). If the Closing does not occur for any reason, except pursuant to Section 8.1(c)(i) hereof, then the Cheniere Entities shall reimburse Investments, by the earlier of the date of the sale of Cheniere's Gryphon Exploration Company stock described below, the date of any sale of all or substantially all of the assets of Gryphon Exploration Company or eighteen (18) months after termination of the Contribution Agreement, for all (i) Pre-Closing Accounts Payable and (ii) up to $200,000 of actual expenses, including, but not limited to, all attorneys' and professionals' fees, travel expenses and other overhead expenses, incurred by Investments, General Partner or any of their Affiliates related to or associated with the Project, including, but not limited to, expenses related to or associated with the negotiation, preparation and consummation of the Contribution Agreement, Transaction Documents, Amendment and Lease Agreement (collectively clauses (i) and
     (ii), the "Reimbursement Amount"). Cheniere agrees that the repayment of the Reimbursement Amount to Investments shall be secured by a first priority security interest in, at Investment's option, either (A) the Gryphon Exploration Company stock owned by Cheinere or an Affiliate thereof, or (B) certain overriding royalty interests convertible into working interests in approximately five (5) wells operated by LLOG and Kerr-McGee. Such security interest shall be evidenced by a pledge agreement or other security agreement to Investments from Cheniere in a form reasonably satisfactory to Investments (the "Pledge Agreement). Execution and delivery of a mutually acceptable Pledge Agreement and other documents perfecting the security interest shall be a condition to Investments being obligated to make any payment for any Pre-Closing Accounts Payable.

            (b) At Closing, such amounts necessary to pay the Assumed Accounts Payable, the Assumed Contract Payables and the Cheniere Payable under
     Section 2.1(c) and such additional amounts of working capital as the General Partner determines.

            (c) After Closing, in the event that the Partnership shall require funds in excess of those available to the Partnership from operations, as provided in the Partnership Agreement, the Partners shall make such additional capital contributions as are needed based on the Partners' percentage interest in the Partnership; provided, however, that the first $9 million of additional capital

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     contributions under Sections 2.3(a), (b) and (c) shall be contributed solely by Investments (or its transferees or assigns, as applicable) which contributions will not affect or in any way alter the percentage interest of the Partners and provided further, that (i) no amount contributed in accordance with Section 2.2(a) shall be counted towards such $9 million,
     (ii) no amount used to pay an Affiliate Payment (as defined in the Partnership Agreement) shall be counted towards such $9 million and (iii) such $9 million shall be increased by the amount of any distributions made to Investments pursuant to Sections 3.2(b)(iii) and (iv).

            (d) If Investments and its transferees and assigns withdraw from the Partnership pursuant to and in accordance with the terms of the Partnership Agreement, prior to such withdrawal, Investments and its transferees and assigns will contribute to the Partnership an aggregate amount equal to $4.0 million, which such $4.0 million shall be increased by the amount of any distributions made to Investments pursuant to Sections 3.2(b)(iii) and
     (iv) and shall be decreased by any amount previously contributed to the Partnership pursuant to Sections 2.3(a), (b) and (c) above.

7. Schedule 5.1(e) of the Contribution Agreement is hereby deleted and replaced in its entirety by Schedule 5.1(e) attached hereto.

8. Section 5.1(j) of the Contribution Agreement is hereby deleted and replaced in its entirety by the following:

     "(j)   Lease Agreement. At the request of Investments, the Cheniere
     Entities shall use all commercially reasonable efforts to assist Investments and the General Partner in obtaining the Lease Agreement between the District and the Partnership. The Cheniere Entities acknowledge that Investments and General Partner are authorized to represent the Partnership in all discussions and negotiations with the District regarding the Lease Agreement and that neither the Cheniere Entities nor any of their Affiliates or representatives shall engage in any such discussions or negotiations with the District without the participation and presence of Investments' representatives."

9.  The following provision shall be added as Section 5.1(m) to the Contribution
Agreement:

     "(m)   Conduct of Business. From the date hereof through the Closing Date, the Cheniere Entities will continue to operate all current LNG business operations consistent with the Cheniere Entities' past practices and otherwise in the ordinary course. Without limiting the generality of the foregoing, the Cheniere Entities will not, with respect to its LNG business operations, without the prior written consent of Investments, (a) engage in any practice, take any action or enter into any transaction outside the ordinary course, or (b) enter into any contracts, agreements, commitments, warranties, guaranties or other instruments, oral or written, including any Capacity Reservations or capacity option agreements or memorandums of understanding."

10. Section 6.1 of the Contribution Agreement is hereby deleted and replaced in its entirety by the following:

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     "6.1 The Closing. The execution of the Partnership Agreement, the contribution by the Parties of the Cheniere Contribution and Initial Payment to the Partnership, as applicable, and the execution of the Related Documents (the "Closing") shall take place at the offices of Brownstein, Hyatt and Farber, P.C., at 10:00 a.m. Mountain Time, ten business days after later to occur of (a) the date the District executes a binding and enforceable Lease Agreement (which can occur only after formal approval by the District) and (b) the date on which all conditions to the effectiveness of the Lease Agreement have been satisfied (the "Lease Effective Date"), or such other time and place as the Parties may mutually agree in writing (the applicable date on which the Closing will occur is referred to herein as the "Closing Date")."

11. Section 6.3(d)(ii) of the Contribution Agreement is hereby deleted and replaced in its entirety by the following:

     "(ii)   the Lease Agreement;"

12. Section 6.3(j) of the Contribution Agreement is hereby deleted.

13. Section 8.1(b) of the Contribution Agreement is hereby deleted and replaced in its entirety by the following:

     "(b)    Investments may terminate this Agreement by giving written notice to Cheniere:

             (i) at any time prior to the Closing, in the event any Cheniere Entity has breached any representation, warranty or covenant contained in this Agreement in any material respect, and Investments or General Partner has notified Cheniere of the breach and the breach has continued without cure for a period of 30 days after the notice of breach;

             (ii) at any time prior to the Closing, if a Material Adverse Change occurs;

             (iii) on or before October 4, 2002, if Investments or General Partner are not satisfied in their sole discretion with the terms that are acceptable to the District for a Lease Agreement; and/or

             (iv) if the Lease Effective Date has not occurred on or before December 13, 2002 or such earlier date if Investments reasonably determines that the Lease Agreement shall not become effective; or"

14. Section 8.1(c) of the Contribution Agreement is hereby deleted and replaced in its entirety by the following:

     "(c)    The Cheniere Entities may terminate this Agreement by giving written notice to Investments or General Partner at any time prior to the Closing

             (i) in the event Investments or General Partner has breached any representation, warranty or covenant contained in this Agreement in any material respect, Cheniere has notified Investments or General Partner of the breach and

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     the breach has continued without cure for a period of 30 days after the notice of breach;

             (ii) if the Lease Effective Date has not occurred on or before December 13, 2002; and/or

             (iii) if Investments has not funded the amounts due under 2.3(a).

15. Section 2.3(a) of this Amendment shall be added to the list of provisions that shall survive the termination of the Contribution Agreement in Section 8.2 of the Contribution Agreement.

16. This Amendment shall be effective only for the specific purposes set forth herein, and, except as modified by this Amendment, the terms, covenants and provisions of the Contribution Agreement are hereby ratified and confirmed and shall continue in full force and effect.

17. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Each Party hereto agrees to accept the facsimile signature of the other Parties hereto and to be bound by its own facsimile signature; provided, however, that the Parties shall exchange original signatures by overnight mail.

                  [Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the Effective Date.

CHENIERE ENERGY, INC.


By:    _____________________________
Name:  _____________________________
Title: _____________________________


CHENIERE LNG, INC.


By:    _____________________________
Name:  _____________________________
Title: _____________________________


FREEPORT LNG TERMINAL, LLC


By:    _____________________________
Name:  _____________________________
Title: _____________________________


FREEPORT LNG INVESTMENTS, LLC


By:    _____________________________
Name:  Michael S. Smith
Title: Managing Member


FREEPORT LNG-GP, INC.

By:    _____________________________
Name:  Michael S. Smith
Title: Chief Executive Officer